Exhibit 23

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use within this Registration Statement on Form S-1 of Metiscan, Inc. of our report dated July 31, 2010, relating to the consolidated balance sheets of Metiscan Inc., as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for years then ended.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Eugene M. Egeberg
Eugene M. Egeberg, CPA
Baltimore, MD
August 20, 2010